UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 28, 2008
HANSEN MEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-33151 (Commission File Number)	14-1850535 (I.R.S. Employer Identification No.)
380 North Bernardo Avenue
Mountain View, California 94043
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 28, 2008, Hansen Medical, Inc. (the “Company”) entered into retention agreements (each a “Retention Agreement”) with certain executive officers of the Company that modify the executives’ existing severance and acceleration benefits in the event of a covered termination of employment. In part, the modifications are intended to address the requirements of Section 409A of the Internal Revenue Code, which must be met by December 31, 2008.
Dr. Moll. The Retention Agreement with Frederic H. Moll, M.D., the Company’s Chief Executive Officer, modifies the severance pay provisions in his employment agreement dated October 21, 2002. If Dr. Moll is terminated without cause or resigns for good reason, 100% of Dr. Moll’s unvested stock options, restricted shares and other equity awards will vest and the Company will pay a lump sum amount equal to his then-current annual base salary. In addition, the Company will provide COBRA benefits for Dr. Moll and his dependents for 12 months or until he is covered by a subsequent employer’s health plan, if he is reemployed within 12 months. Instead of providing continuing life insurance and disability benefits, the Company will pay Dr. Moll a lump sum of $1,485. The benefits will be paid on the date the required general release of claims becomes effective.
Mr. Restani. The Retention Agreement with Gary C. Restani, the Company’s President and Chief Operating Officer, modifies the retention benefit provisions in his Vesting Acceleration and Severance Agreement dated November 4, 2006. In the event that Mr. Restani’s employment is terminated without cause prior to a change in control or more than 12 months after a change in control, the Company will make severance payments equal to 12 months of his then-current base salary. The payments will continue for 12 months according to normal payroll practices or until Mr. Restani finds new employment, whichever comes first. In addition, the Company will provide COBRA benefits for Mr. Restani and his dependents for 12 months or until he is covered by a subsequent employer’s health plan, whichever comes first. Instead of providing life insurance and disability benefits, the Company will pay Mr. Restani a lump sum of $1,485.
In the event that Mr. Restani is terminated without cause within 12 months after a change in control or resigns for good reason within 12 months after a change in control, 100% of his unvested options shares, restricted shares and other restricted equity awards will vest and the Company will pay a lump sum severance amount equal to 12 months of his then-current base salary. The Company will also pay COBRA benefits for Mr. Restani and his dependents in the manner described above. Instead of providing life insurance and disability benefits, the Company will pay Mr. Restani a lump sum of $1,485. In order to receive severance benefits under his agreement, Mr. Restani must sign a general release of claims.
Mr. Van Dick. The Retention Agreement with Steven M. Van Dick, the Company’s Vice President, Finance and Administration and Chief Financial Officer, modifies the retention benefit provisions in his Vesting Acceleration and Severance Agreement dated November 23, 2005. If Mr. Van Dick is terminated without cause or resigns for good reason within 12 months of a change in control, 100% of his unvested stock options, restricted shares and other equity awards will vest and the Company will pay a lump sum equal to his then-current annual base salary. In addition, the Company will provide COBRA benefits for Mr. Van Dick and his dependents for 12 months or until he is covered by a subsequent employer’s health plan, whichever comes first. Instead of providing continuing life insurance and disability benefits, the Company will pay Mr. Van Dick a lump sum of $1,454.40. In order to receive severance benefits, Mr. Van Dick must sign a general release of claims.

For purposes of the Retention Agreements, “good reason” means the occurrence of one of the following events without the officer’s express written consent:
•	A material diminution of his compensation,
•	A material diminution of his authority, duties, or responsibilities, or
•	A material change in geographic location at which he must perform services.
In order for a condition to qualify as good reason, the officer must give the Company notice of the condition within 90 days after it comes into existence. The Company has 30 days after receipt of the notice in which to remedy the condition. If the Company does not remedy the condition, the officer must resign (if at all) within 180 days after the condition first came into existence.
In addition, the Company entered into revised Retention Agreements with David M. Shaw, the Company’s Senior Vice President, Business Development and General Counsel, and Robert G. Younge, the Company’s Chief Technical Officer, however, there were no material changes to any of the compensation due Mr. Shaw or Mr. Younge under their respective existing agreements.
Also on October 28, 2008, the Company and Mr. Shaw agreed that his employment with the Company would terminate on November 30, 2008. For his service during the past year, the Company will pay Mr. Shaw a $25,000 performance bonus. In addition, the Company will provide Mr. Shaw with the benefits set forth in his Retention Agreement dated October 28, 2008, with the exception that the stock options to purchase 275,000 shares of the Company’s Common Stock granted to Mr. Shaw on December 3, 2007 shall be cancelled without acceleration of vesting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Hansen Medical, Inc. (Registrant)
Date: November 3, 2008	/s/ Steven M. Van Dick
Steven M. Van Dick
Chief Financial Officer